Exhibit 10.1

ABBREVIATED ENFORCEABLE MUTUAL SETTLEMENT AGREEMENT

Case Name:	The Gold Peak Homeowners Association, a Colorado non-profit corporation v Gold Peak at Palomino Park, LLC, et al., case no. 2010 CV 3106 (the “Lawsuit”) pending in the Douglas County District Court, Colorado (the “Court”).

The material and essential terms of this Abbreviated Enforceable Mutual Settlement Agreement (the “Agreement”) settling the Lawsuit are as follows:

1)           This settlement is by and between the Plaintiff Gold Peak Homeowners Association, a Colorado non-profit corporation (the “Association”), on the one hand, and Reis, Inc. f/k/a Wellsford Real Properties, Inc., Gold Peak at Palomino Park, LLC, Wellsford Park Highlands Corp., David M. Strong and Jeffrey H. Lynford, collectively referred to as “the Reis Defendants,” on the other hand.  The Reis Defendants and Association shall be referred to collectively as the “Parties.”  The Parties agree as follows:

a.           Reis, Inc. f/k/a Wellsford Real Properties, Inc. agrees to pay SEVENTEEN MILLION DOLLARS ($17,000,000.00) (the “Settlement Payment”) as follows:  FIVE MILLION DOLLARS ($5,000,000.00) on or before August 3, 2012 and TWELVE MILLION DOLLARS ($12,000,000.00) on or before October 15, 2012 to the “Sullan2, Sandgrund, Perczak & Nuss, P.C., Gold Peak Account” (the “Gold Peak Account”), Merrill Lynch account number 431-02267, bank number __________, routing number _______________. [Payee’s Tax ID#: 84-095999].  The Association agrees that the Settlement Payment is made in full and final settlement of any and all claims the Association asserted or could have asserted in the Lawsuit against the Reis Defendants, subject to the conditions set forth in subparagraph 2(b) below.

b.           The Reis Defendants hereby agree to waive any and all appellate rights or claims they have or may have in the future arising from or relating to the Lawsuit and to withdraw all post-trial motions filed by the Reis Defendants.  The foregoing agreement to waive all rights of appeal is without equivocation, is irrevocable, and shall be forever binding on the Reis Defendants.  If Reis, Inc. fails to timely make the Settlement Payment described in subparagraph (a) above, the Reis Defendants agree that such failure shall constitute an immediate confession of Plaintiff’s Motion for Entry of Judgment on the Jury Verdicts on its Remaining Claims and Plaintiff’s Motion for Entry of Judgment for Costs (the “Motions”) and that the Association shall be entitled to the immediate entry of judgment on the Motions upon filing this Agreement together with an affidavit by the Association or its counsel that such payment has not been received.

c.           The Association agrees to waive any and all appellate rights or claims it has or may have in the future arising from or relating to the Lawsuit. The foregoing agreement to waive all rights of appeal is without equivocation, is irrevocable, and shall be forever binding on the Association. Notwithstanding the foregoing, the Association does not waive any appellate rights or claims it has or may have in the future related to the failure of Reis, Inc. to timely make the Settlement Payment or a motion to re-open the case and re-instate the verdicts as a result of a bankruptcy filing by or for Reis, Inc. and a trustee seeking to recover the Settlement Payment as set forth in subparagraph 2(b) below.  Until the Settlement Payment is timely made, the Association may record the judgment entered in its favor and against Reis, Inc. on June 5, 2012 in any jurisdiction(s) including, but not limited to, New York.  Except as otherwise provided herein, the Association agrees that it will take no action to enforce any recorded judgment, including without limitation, seeking liens on any of the Reis Defendants’ bank accounts or serving garnishments or subpoenas of any kind, unless and until such time that Reis, Inc. fails to timely make the Settlement Payment.  The Association also agrees to immediately withdraw the judgment in every jurisdiction where such judgment has been recorded, upon timely payment of the Settlement Payment on the 96th day following receipt of the Settlement Payment in full.

d.           None of the Parties are waiving, releasing, agreeing to dismiss or relinquishing any claims they may have against the Defendant Tri-Star Construction, Inc (“Tri-Star”).

e.           Upon timely payment of the Settlement Payment, the Association agrees to waive, release, dismiss or relinquish any claim it may have or will have in the future to the proceeds of any of the Reis Defendants’ insurance policies.  Nothing herein shall affect any of the Reis Defendants’ rights or claims against any insurance company or otherwise affect any claims or rights the Reis Defendants may have arising out of the insurance policies or their provision or placement.  Nothing herein shall prevent the Association from seeking recovery from insurance policies that provide coverage to Tri-Star even if those policies also provide coverage to Reis Defendants.

f.           The Parties agree that the Association and the Reis Defendants will jointly file a motion with the Court notifying the Court of the fact that a settlement between the Parties has been reached and asking the Court to delay ruling on the Motions until the Association files papers stating that: (i)  the Settlement Payment was timely made and that all of its claims against the Reis Defendants, and all of the Reis Defendants’ claims against the Association, may be dismissed or (ii) the Settlement Payment was not timely made and that the Court should proceed to enter judgment on the Motions.

2)           If the Settlement Payment:

(a)
is NOT timely paid, this Agreement may be made an order of the Court in the Lawsuit upon the Association’s motion, the making of which motion shall rest in the sole and absolute discretion of the Association; alternatively, the Association may, in its sole and absolute discretion, elect not to enforce the Agreement, treat it as void ab initio, and proceed immediately with execution and collection on any judgments entered in the Lawsuit, including judgments entered on the Motions.

(b)
IS timely paid, the Association agrees not to object to a motion by Jeffrey H. Lynford and David M. Strong to set aside the verdict on the basis that the case has settled.  In the event of a bankruptcy filing by or on behalf of Reis, Inc. and any effort by a trustee to recover the Settlement Payment, Jeffrey H. Lynford and David M. Strong agree that they shall not object to any motion by the Association to re-open the case and reinstitute the verdicts and the judgment against them in full.

3)           [X] Full Release                                [X] Mutual                      [] Other:  Mutual Release following timely payment of Settlement Payment to be executed by the Parties with condition precedent that there be no filing of bankruptcy by or on behalf of Reis, Inc. and no effort by a trustee to recover the Settlement Payment.  Not later than the 96th day following receipt of the settlement payment in full, the Association shall file a Satisfaction of Judgment upon satisfaction of all Agreement conditions including those set forth in 2(b). Parties to pay their own costs and fees, and all of the Reis Defendants’ claims for fees, costs and other requests for relief against Association to be dismissed or abandoned by the Reis Defendants.

4)           The Judgment against Reis, Inc. and any right the Association has to assert that its claim(s) against Reis, Inc. are non-dischargeable are preserved under any circumstances in which the Association is not allowed to receive and retain the full amount of the Settlement Payment.

5)           Nothing herein shall affect any rights, claims, or defenses as between and among the Reis Defendants.

6)           This Agreement and the settlement it describes are not confidential.

7)           Formal documents, if any, required by this Agreement shall be prepared by the Association and signed by all Parties, other than the motion that the Reis Defendants may file described in subparagraph (1)(e).

8)            Other special terms and conditions: The Association’s dismissal of its claims against the Reis Defendants does not include the release of any unit owner’s bodily injury claims. The Association represents that it is not currently aware of any unit owner bodily injury claims.

9)           Notwithstanding that other settlement-related documents may be prepared or are contemplated (and the Parties hereby agree to cooperate in the preparation and execution of same), the Parties understand and agree that this document is a binding contract, enforceable by the Court.

10)           Any dispute relating to or arising from this settlement or Agreement shall be decided only in Douglas County District Court, Colorado, and the party which substantially prevails shall be entitled to recover its costs and fees.

11)           This Agreement is intended by the Parties and their counsel to comply with Section 13-22-308(1) of the Colorado Revised Statutes.

12)           The signature of each Party shall constitute such Party’s respective warranty of authority to sign this Agreement.  This Agreement may be signed in counterparts and when assembled shall be fully binding on each of the Parties.

THIS ABBREVIATED ENFORCEABLE MUTUAL SETTLEMENT AGREEMENT WAS PREPARED BY OR AT THE DIRECTION OF COUNSEL FOR THE PARTIES AND REVIEWED BY THE PARTIES THEMSELVES.

/s/ Stanley B. Washburn	June 20, 2012
The Gold Peak Homeowners Association By: Stan Washburn, President	Date

/s/ Mark P. Cantaluppi	June 20, 2012
Reis, Inc. f/k/a Wellsford Real Properties, Inc. By: Mark P. Cantaluppi, CFO	Date

/s/ Lloyd Lynford	June 20, 2012
Reis, Inc. f/k/a Wellsford Real Properties, Inc. By: Lloyd Lynford, CEO	Date

/s/ Mark P. Cantaluppi	June 20, 2012
Gold Peak at Palomino Park, LLC By: Mark P. Cantaluppi, Authorized Signatory	Date

/s/ Mark P. Cantaluppi	June 20, 2012
Wellsford Park Highlands Corp. By: Mark P. Cantaluppi, Authorized Signatory	Date

/s/ Jeffrey H. Lynford	June 20, 2012
Jeffrey H. Lynford	Date

/s/ David M. Strong	June 20, 2012
David M. Strong	Date

/s/ Steve Mains	June 21, 2012
Mediator	Date